Exhibit 10.12

REPAYMENT AND COMPLETION GUARANTY

THIS REPAYMENT AND COMPLETION GUARANTY AGREEMENT (this “Guaranty”) is made and entered into as of October 24, 2014, by OVERSTOCK.COM, INC., a Delaware corporation (referred to herein as “Guarantor”), whose address is set forth on the signature page, in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), whose address is 170 South Main Street, 6th Floor, Salt Lake City, Utah 84101, as Administrative Bank and in its capacity as a Bank, and in favor of the other Banks from time to time party to the Loan Agreement dated as of the date hereof by and among O.com Land, LLC, a Utah limited liability company (“Borrower”), Guarantor, Administrative Bank, and the Banks from time party thereto (the “Loan Agreement”).  Capitalized terms used without definition herein shall have the meanings set forth in the Loan Agreement.

A.                                    Borrower and Guarantor have requested that the Banks provide the Real Estate Loan to Borrower for the purpose of financing certain costs related to the development and construction of the Improvements in accordance with the Budget, with such Real Estate Loan to be converted to a term obligation upon Conversion, all in accordance with the Loan Agreement.

B.                                    Borrower’s obligation to repay the Real Estate Loan is further evidenced by the Construction Notes dated as of even date herewith, executed by Borrower in the aggregate principal amount of Forty-Five Million Seven Hundred Sixty Thousand and No/100 ($45,760,000.00).  Upon Conversion to the Term Loan Phase, the Term Notes shall replace by substitution the Construction Notes (the Construction Notes and the Term Notes shall be referred to collectively as the “Notes”).

C.                                    Provision of this Guaranty by Guarantor is a condition precedent of the Banks to enter into the Loan Agreement and make the Real Estate Loan.

NOW, THEREFORE, in consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees with Banks as follows:

1.                                      Guaranty.  (a) Guarantor hereby guarantees the due and punctual payment and performance by Borrower of all of Borrower’s obligations and liabilities under the Loan Agreement, the Notes and the other Loan Documents (the “Obligations”) (the “Repayment Guaranty”); and (b) subject to Section 3(c), Guarantor hereby guarantees the performance by Borrower of all the terms and provisions of the Loan Agreement pertaining to Borrower’s obligations with respect to the construction of the Project (as further hereinafter described, the “Completion Guaranty”).  The term “Guaranty” as used hereinafter shall be a reference to both the Repayment Guaranty and the Completion Guaranty.

The liability of Guarantor under the Repayment Guaranty and the Completion Guaranty shall be a continuing liability and shall not be affected by (nor shall anything herein contained be deemed a limitation upon) the amount of credit which may be extended to Borrower or the number of transactions with Borrower, it being the understanding of Guarantor that Guarantor’s liability shall continue hereunder so long as there are any Obligations of Borrower outstanding.

2.                                      Completion.  For purpose of the Completion Guaranty, completion of the Project free and clear of liens shall be deemed to have occurred upon Completion.

3.                                      Obligations of Guarantor Upon Default by Borrower.

a.              With respect to the Payment Guaranty, upon an Event of Default (which would include the passage of any applicable notice or grace period), an independent action may be taken to collect from the Guarantor the outstanding Obligations whether or not any action has been taken against Borrower or any of the Collateral.

b.              With respect to the Completion Guaranty, the Guarantor shall guarantee the obligations of Borrower under Section 5.1 of the Loan Agreement, and, if applicable, the obligations of Borrower under Section 6.3 of the Loan Agreement.  Without in any way limiting the above obligations of Guarantor with respect to those provisions of the Loan Agreement, Banks may make, in their sole discretion, the undisbursed Loan funds available to Guarantor (pursuant to the terms and conditions of the Loan Documents) for the purposes of completing the Project and fulfilling Guarantor’s completion obligations under this Guaranty.  The decision of Banks to make such undisbursed Loan funds available to Guarantor may be based upon, among other things: (x) there being no continuing Event of Default attributable to Guarantor; and (y) Borrower (and/or Guarantor) having provided to Banks all required equity funding  under the Loan Agreement.

c.               Notwithstanding anything herein to the contrary, Guarantor’s obligation under the Completion Guaranty shall be met at any time if Guarantor (a) pays off in full all outstanding principal, accrued interest, and other outstanding amounts under the Real Estate Loan, (b) pays off all outstanding principal, accrued interest, and other outstanding amounts under the Aggregate Revolving Commitment including the posting of cash collateral for any outstanding Facility LCs in accordance with the terms of the Loan Agreement, and (c) delivers to the Administrative Bank a written acknowledgment from Guarantor and Borrower indicating that the Aggregate Revolving Commitment and the Real Estate Commitment are terminated and the Banks have no further obligation with respect thereto.

4.                                      Banks’ Actions.  Guarantor agrees that Banks may from time to time without notice to or consent of Guarantor upon such terms and conditions as Administrative Bank may deem advisable (subject to the terms of the Loan Documents) and without affecting this Guaranty:  (a) approve modifications to the Plans; (b) release any maker, surety or other person liable for payment or performance of all or any part of the Obligations of Borrower; (c) make any agreement extending or otherwise altering the time for or the terms of payment or performance of all or any part of the sums due under the Loan Documents or the Obligations of Borrower; (d) modify, waive, compromise, release, subordinate, resort to, exercise or refrain from exercising any right Administrative Bank or Banks may have hereunder, or under the Loan Documents; (e) accept additional security or guarantees of any kind; (f) endorse, transfer or assign the Notes and the other Loan Documents to any other party in accordance with the Loan Documents; (g) accept from Borrower, or any other party, performance of or partial payment or payments on account of the Obligations of Borrower and apply such payments in the order as Banks shall determine in their sole discretion (subject to the terms of the Loan Documents); (h) from time to time hereafter further loan monies or give or extend credit to or for the benefit of Borrower; (i) release, settle or compromise any claim of Administrative Bank or Banks against Borrower, or against any other person, firm or corporation, including Guarantor, whose obligation is held by Administrative Bank or Banks as collateral security for repayment of amounts due under the Loan Documents or for the Obligations of Borrower; (j) change the terms or conditions of disbursement of the Loan in accordance with the terms of the Loan Agreement; or (k) declare all sums owing to Banks under the Notes and the other Loan Documents due and payable upon an Event of Default, or apply any security and direct the order or manner of sale thereof as Banks in their discretion may determine (subject to the terms of the Loan Documents).

5.                                      Waivers.  Guarantor hereby unconditionally and absolutely waives with respect to the Obligations: (a) any obligation on the part of Administrative Bank or Banks to protect, secure or insure any of the collateral given for the payment of the sums due under the Loan Documents or for payment or performance of the Obligations; (b) the invalidity or unenforceability of the Obligations of Borrower; (c) any right to object to the release of any of the security given for the payment of amounts due under the Loan Agreement, the Notes or any other Loan Document; (d) notice of acceptance of this Guaranty by Banks; (e) notice of presentment, demand for payment, notice of non-performance, protest, notices of protest and notices of dishonor, notice of non-payment or partial payment; (f) notice of any defaults under the Loan Agreement, the Notes or any other Loan Document or in the performance of any of the covenants and agreements of Borrower contained therein or in any other Loan Document given as security for Borrower’s Obligations; (g) any limitation or exculpation of liability on the part of Borrower whether contained in the Loan Documents or otherwise other than as a result of payment of the Obligations; (h) any right to object to the transfer or sale by Borrower of any security given for the Obligations of Borrower or the diminution in value thereof; (i) any right to object to any failure, neglect or omission on the part of Administrative Bank or Banks to realize on or protect any security given for the Obligations of Borrower; (j) any right to insist that Banks prosecute collection of the Loan Agreement, the Notes or any other Loan Document or to resort to any instrument or security given to secure the Obligations of Borrower or to proceed against Borrower or against any other guarantor or surety prior to enforcing this Guaranty; provided, however, at their sole discretion, Administrative Bank or Banks may either in a separate action or an action pursuant to this Guaranty pursue their remedies against Borrower or any other guarantor or surety, without affecting their rights under this Guaranty; (k) notice to Guarantor of the existence of or the extending to Borrower of the Obligations of Borrower; (1) any order, method or manner of application of any payments on the Obligations of Borrower that is made in accordance with the Loan Agreement; or (m) any right to insist that Banks disburse the full principal amount of the Notes to Borrower in a manner inconsistent with the term of the Loan Agreement.

6.                                      Continuing Liability.  Without limiting the generality of the foregoing, Guarantor will not assert against Banks any defense of waiver, release, discharge in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, ultra vires acts, usury, illegality or unenforceability which may be available to Borrower in respect of the Loan Documents (other than actual payment of all or part of the Obligations), or any setoff available against Banks to Borrower whether or not on account of a related transaction, and Guarantor expressly agrees that Guarantor shall be and remain liable for the Obligations of Borrower to the extent that it constitutes a deficiency remaining after foreclosure of any mortgage or security interest securing the Obligations, notwithstanding any provisions of law that may prevent Banks from enforcing such deficiency against Borrower. The liability of Guarantor shall not be affected or impaired by any voluntary or involuntary dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting Borrower or any of its assets. Guarantor further agrees that no act or thing, except for payment and performance in full of the Obligations, which but for this provision might or could in law or in equity act as a release of the liabilities of Guarantor hereunder shall in any way affect or impair this Guaranty, and Guarantor agrees that this shall be a continuing, absolute and unconditional Guaranty and shall be in full force and effect until the date on which all sums due under the Loan Documents as well as all sums due and all terms, provisions, and covenants of all Obligations of Borrower have been paid and/or performed in full.

7.                                      Subordination.  Guarantor agrees that all indebtedness, liability or liabilities now or at any time or times hereafter owing by Borrower to Guarantor are hereby subordinated to the Obligations of

Borrower, and any payment of indebtedness of Borrower to Guarantor, if Banks so request, shall be received by Guarantor as trustee for Banks on account of the Obligations of Borrower. Guarantor agrees that the payment of any amount or amounts by Guarantor pursuant to this Guaranty shall not in any way entitle Guarantor whether at law, in equity or otherwise to any right to participate in any security held by Banks for the payment of the Obligations of Borrower, any right to direct the application or disposition of any such security or any right to direct the enforcement of any such security. Performance by Guarantor under this Guaranty shall not entitle Guarantor to be subrogated to any of the Obligations of Borrower or to any security therefor, unless and until the full amount of the Obligations of Borrower has been fully and finally paid.

8.                                      Guarantor’s Warranties.  Guarantor hereby warrants and represents unto Banks that:  (a) Guarantor has reviewed all of the terms and provisions of the Loan Agreement, Plans and the other Loan Documents, and (b) Guarantor has knowledge of Borrower’s financial condition and affairs, the progress of completion of the Project, and of all other circumstances which bear upon the risk assumed by Guarantor under this Guaranty (Guarantor hereby agreeing to continue to keep itself informed thereof while this Guaranty is in force and agreeing that Banks do not have and will not have any obligation to investigate the financial condition or affairs of Borrower for the benefit of Guarantor or to advise Guarantor of any fact respecting, or any change in, the financial condition or affairs of Borrower or any other circumstance which may bear upon Guarantor’s risk hereunder which come to the knowledge of a Bank, its directors, officers, employees or agents of any time, whether or not such Bank knows, believes or has reason to know or to believe that any such fact or change is unknown to Guarantor or might or does materially increase the risk of Guarantor hereunder).

9.                                      [Reserved].

10.                               Disbursement.  Guarantor agrees this Guaranty is executed in order to induce Banks to make the Real Estate Loan and approve the disbursing of the Real Estate Loan and with the intent that it be relied upon by Banks in making and disbursing the Real Estate Loan.  Disbursement of any part of the Real Estate Loan without any further action or notice, shall constitute conclusive evidence of the reliance hereon by Banks.  Guarantor acknowledges that Banks would not make the Real Estate Loan without this Guaranty.

11.                               Assignment.  This Guaranty shall run with the Loan Documents and without the need for any further assignment of this Guaranty to any subsequent holder of such documents or the need for any notice to Guarantor thereof. Upon endorsement or assignment of the Notes and the Loan Documents to any subsequent holder in accordance with the Loan Documents, said subsequent holder may enforce this Guaranty as if said holder had been originally named as a Bank hereunder.  Guarantor agrees that any Bank may elect, at any time and in accordance with the Loan Documents, to sell, assign, or grant participations in all or any portion of its rights and obligations under the Loan Documents and this Guaranty, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities as provided in the Loan Documents.  In the event of any such sale, assignment or participation, Bank and the parties to such transaction shall share in the rights and obligations of Banks as set forth in the Loan Documents only as and to the extent they agree among themselves. Anything in this Guaranty to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Guaranty, including this Section, Banks may at any time and from time to time pledge and assign all or any portion of their rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Banks from their obligations thereunder.  Other than as set forth in this Section 11, neither Guarantor nor any Bank or the Administrative Bank may assign its rights or interests or delegate its obligations hereunder to any other person without the prior written consent of the Guarantor or the Administrative Bank, as the case may be.

12.                               Jurisdiction.  Guarantor, Administrative Bank, and each Bank submits and consents to personal jurisdiction in the State of Utah for the enforcement of this Guaranty and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in the State of Utah for the purposes of litigation to enforce this Guaranty.  Litigation may be commenced either in the court of general jurisdiction of such state or the United States District Court for the district in that state, at the election of Administrative Bank. In the event that such litigation is commenced, in lieu of personal service, service of process may be made, and personal jurisdiction over Guarantor obtained, by giving notice to Guarantor in accordance with the Loan Agreement (including as any address for notice may be changed in accordance with Section 9.8 thereof). The aforesaid means of obtaining personal jurisdiction and perfecting service of process are not intended to be exclusive but are cumulative and in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by the laws of the state where an action on this Guaranty is commenced.

13.                               Setoff.  Upon the occurrence and during the continuance of any Event of Default, each Bank is authorized at any time and from time to time, without notice to Guarantor (any such notice being expressly waived by Guarantor) and to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty irrespective of whether or not such Bank shall have made any demand hereunder and although such obligations may be unmatured. The rights of Banks under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Banks may have under applicable law.

14.                               Remedies Not Exclusive.  No right or remedy herein conferred upon or reserved to Administrative Bank or Banks is intended to be exclusive of any other available remedy or remedies but each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty or now or hereafter existing at law or in equity. No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing, but only by an instrument in writing duly executed by Administrative Bank and Guarantor, with the consent of the Banks as required by Section 10.9 of the Loan Agreement.

15.                               Applicable Law.  This Guaranty is delivered in and made in and shall in all respects be construed pursuant to the laws of the State of Utah.

16.                               Successors and Assigns.  This Guaranty, and each and every part hereof, shall be binding upon Guarantor and upon its heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of each and every future holder of any of the Notes or the other Loan Documents, including the heirs, administrators, representatives, executors, successors and assigns of Administrative Bank and Banks.

17.                               Notice.  Any notice which any party hereto may desire or may be required to give to any other party shall be given in accordance with the notice provisions of the Loan Agreement.

18.                               Returned Payments.  Guarantor agrees that if, at any time, all or any part of any payment that is received by a Bank from the Guarantor or on behalf of the Borrower is or must be rescinded or returned by such Bank to the Guarantor or any trustee, receiver, creditor or other party pursuant to applicable law for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower), such payment shall, for purposes of this Guaranty, be deemed to have continued in existence, notwithstanding such receipt by the Bank, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such payment, all as though such original payment had not been received by such Bank.

19.                               WAIVER OF JURY TRIAL.  BANKS BY THEIR ACCEPTANCE HEREOF AND GUARANTOR HEREBY VOLUNTARILY KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS GUARANTY OR CONCERNING THE OBLIGATIONS OF BORROWER AND/OR ANY COLLATERAL CONTEMPLATED THEREBY, REGARDLESS OF WHETHER SUCH ACTION OR PROCEEDING CONCERNS ANY CONTRACTUAL OR TORTIOUS OR OTHER CLAIM. GUARANTOR ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO BANKS IN EXTENDING CREDIT TO BORROWER, THAT BANKS WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT GUARANTOR HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER.

20.                               Bankruptcy of Borrower.  In any bankruptcy or other proceeding in which the filing of claims is required by law, Guarantor shall file all claims which Guarantor may have against Borrower relating to any indebtedness of Borrower to Guarantor and shall assign to Administrative Bank all rights of Guarantor thereunder for the ratable benefit of the Banks.  If Guarantor does not file any such claim, Administrative Bank, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Administrative Bank’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of Administrative Bank’s nominee.  The foregoing power of attorney is coupled with an interest and cannot be revoked.  Administrative Bank or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do.  In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Administrative Bank for the ratable benefit of the Banks the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Administrative Bank all of Guarantor’s rights to any such payments or distributions; provided, however, Guarantor’s obligations hereunder shall not be satisfied except to the extent that Administrative Bank receives cash by reason of any such payment or distribution.  If Administrative Bank receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty.  If all or any portion of the Obligations are paid or performed, the obligations of Guarantor hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Administrative Bank or Banks as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws, irrespective of any notice of revocation given by Guarantor prior to such avoidance or recovery.

21.                               [Reserved].

22.                               Additional, Independent and Unsecured Obligations.  This Guaranty is a continuing guaranty of payment and not of collection and cannot be revoked by Guarantor and shall continue to be effective with respect to any Obligations arising or created after any attempted revocation hereof.  All of the obligations of Guarantor hereunder shall be in addition to and shall not limit or in any way affect the obligations of Guarantor under any other existing or future guaranties unless said other guaranties are expressly modified or revoked in writing.  This Guaranty is independent of the obligations of Borrower under the Note, the Mortgage and the other Loan Documents.  Administrative Bank may bring a separate action to enforce the provisions hereof against Guarantor without taking action against Borrower or any other party or joining Borrower or any other party as a party to such action.  Except as otherwise provided in this Guaranty, this Guaranty is not secured and shall not be deemed to be secured by any security instrument unless such security instrument expressly recites that it secures this Guaranty.

23.                               Attorneys’ Fees, Enforcement.  Guarantor shall pay fees, costs, and expenses related to this Agreement in accordance with Section 9.2 of the Loan Agreement.

24.                               Rules of Construction.  All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

25.                               Limitations.  The liability of Guarantor under this Guaranty shall be and is specifically limited to the Obligations.  In no event shall the Guarantor be subject to special, indirect, consequential, loss of profits, or punitive damages under the terms of this Guaranty (as opposed to direct or actual damages).

26.                               Termination.  The obligations of Guarantor hereunder shall continue in full force and effect until the indefeasible satisfaction in full of the Obligations of Borrower.

[Signature page follows]

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR

OVERSTOCK.COM, INC.

By:	/s/ Robert Hughes
Name:	Robert Hughes
Title:	Senior Vice President, Finance and Risk Management

Address:
6350 South 3000 East
Salt Lake City, Utah 84121

[Signature page to Repayment and Completion Guaranty.]